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                        APPLIED SIGNAL TECHNOLOGY, INC.

                                  EXHIBIT 11.1

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                      (In thousands except per share data)

                                             THREE MONTHS ENDED          NINE MONTHS ENDED
                                             ------------------          -----------------
                                           AUGUST 2,     JULY 28,      AUGUST 2,    JULY 28,
                                             1996          1995          1996         1995
                                             ----          ----          ----         ----
Number of shares:

  Weighted average outstanding
     common                                  7,815         7,452         7,715        7,430
Dilutive common stock equivalents of:
  Stock options (treasury stock
     method)(1)                                247            --           186          186
                                            ------       -------        ------       ------
                                             8,062         7,452         7,901        7,616
                                            ======       =======        ======       ======
Net income (loss)                           $1,135       $(1,202)       $1,365       $   88
Net income (loss) per common share          $  .14       $ (0.16)       $  .17       $  .01




(1) Effect of assumed exercise of all dilutive stock options and assumed repurchase of shares from proceeds. Common equivalent shares from stock options are excluded from the computation for the three months ended July 28, 1996 as their effect is anti-dilutive.